Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-133459 and No. 333-113762) on Form S-8 of TNS, Inc. of our report dated May 8, 2009, with respect to the combined balance sheets of Communications Services Business (the Business), product lines of VeriSign, Inc., as of December 31, 2008 and 2007, and the related combined statements of operations, changes in net parent investment, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in this Form 8-K/A.

As discussed in note 2 to the combined financial statements, the combined financial statements were derived from the consolidated financial statements of VeriSign, Inc. and include allocation estimates of certain shared costs.

As discussed in note 2 to the combined financial statements, effective January 1, 2007, the Business adopted the provision of Financial Accounting Standards Board Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No.109.

/s/ KPMG LLP
Mountain View, California
July 15, 2009